Exhibit 10.9

Agreement No. 2002—01680

PURCHASE AND LICENSE AGREEMENT

THIS PURCHASE AND LICENSE AGREEMENT (“Agreement”) is entered into and made effective as of January 28, 2003 (the “Effective Date”) by and between Skyworks Solutions, Inc., with its corporate office located at 20 Sylvan Rd., Woburn, MA 01801 (“SKYWORKS”) and SiRF Technology, Inc., with offices at 148 East Brokaw Road, San Jose, CA 95122 (“SIRF’) (each referred to individually as “the Party” or collectively as “the Parties”).

BACKGROUND

A. SIRF desires to grant SKYWORKS a license to, among other things, manufacture certain products that are assets contributed by Conexant Systems, Inc. to SIRF during the merger of Conexant’s GPS Business and SIRF.

B. SKYWORKS desires to manufacture, under license, certain products for SIRF in accordance with the terms and conditions contained herein.

C. SIRF desires to purchase certain products that are manufactured by SKYWORKS from SKYWORKS in accordance with the terms of and conditions contained herein.

AGREEMENT

NOW THEREFORE, in consideration of the mutual covenants contained herein, and for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties agree as follows:

Section 1. Definitions. As used herein, the following terms shall have the meanings given below:

“Affiliates” shall mean (i) any corporation or other entity that, directly or indirectly, owns more than fifty percent (50%) of the voting shares of a Party; and (ii) any corporation or other entity, the voting shares or voting interests of which are, directly or indirectly, owned more than fifty percent (50%) by a Party.

“Deliverable(s)” shall include any and all software tools, devices, test fixtures, probe cards, test programs, mask sets or other similar items and respective technical information pertaining thereto necessary and/or useful in promoting the design, development and manufacture, distribution, test and debug of GPS Applications for use in Products.

“GPS Applications” shall mean Global Positioning System (GPS) based applications for use in Products in either software, hardware or other format, used alone in or combination, that provide or facilitate a global positioning function either in whole or in part, that are owned, licensed or controlled by SIRF.

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“Intellectual Property Rights” shall mean shall mean (i) all right, title and interest in and to any patent, letters patent, industrial model, design patent, petty patent, patent of importation, utility model, certificate of invention, and/or other indicia of inventorship and/or invention ownership, and any application for any of the foregoing, and including any such rights granted upon any reissue, divisional, continuation or continuation-in-part applications now or hereafter filed, related to any such application; (ii) all right, title and interest in and to all trade secret rights arising under the common law, state law, federal law or the laws of any foreign country; (iii) all right, title and interest in and to all semiconductor mask work rights, trademarks, and servicemarks; and (iv) all copyright rights and all other literary property and/or other rights of authorship.

“Product(s)” shall mean products) and/or product(s) support identified in Schedule A, attached hereto and incorporated herein.

Section 2. Licenses, Limitations and Proprietary Rights.

2.1 SIRF License Grant

(a) GPS Applications. Upon the Effective Date, SIRF hereby grants to SKYWORKS a non-exclusive, non-transferable, non-assignable, worldwide, fully paid up and royalty-free license, without the right to sublicense or make modifications (except to the extent necessary to modify the GPS Applications for operation at the Skyworks facilities), under SIRF Intellectual Property Rights and technical information relating thereto for GPS Applications, for internal use only, to make, have made, use, reproduce, sell only to SIRF, offer for sale only to SIRF, the GPS Applications used in or in conjunction with a Product.

(b) Deliverables. Upon the Effective Date, SIRF hereby grants to SKYWORKS a non-exclusive, non-transferable, non-assignable, worldwide, fully paid up and royalty-free license, without the right to sublicense or make modifications (except to the extent necessary to modify the Deliverables for operation at the Skyworks facilities), under SIRF Intellectual Property Rights and technical information relating thereto for Deliverables, for internal use only, to make, have made, use, reproduce, sell only to SIRF, offer for sale only to SIRF, the Deliverables used in or in conjunction with a Product.

(c) Products. Upon the Effective Date, SIRF hereby grants to SKYWORKS a non-exclusive, non-transferable, non-assignable, worldwide, fully paid up and royalty-free license, without the right to sublicense or make modifications, under SIRF Intellectual Property Rights and technical information related thereto for Products, for internal use only, to make, have made, use, reproduce, sell only to SIRF, offer for sale only to SIRF, the Products.

2.2 SIRF License Grant Limitations

(a) Except as expressly granted in Section 2.1, this Agreement does not grant to SKYWORKS any license to any individual patent, trademark, copyright, trade secret or any other Intellectual Property belonging to SIRF.

(b) Notwithstanding the use of the terms “purchase” and “sale” or similar words and phrases in reference to the purchase by SIRF of manufactured Products from SKYWORKS, it is expressly agreed by the Parties that title to SIRF’s Intellectual Property belongs to SIRF.

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(b) The license to the GPS Applications and Deliverables from SIRF extends only to SKYWORKS and covers only such Products or components of Products as are manufactured in the plants, shops, and facilities pertaining to SKYWORKS or are manufactured in third party foundries on behalf of SKYWORKS as it may select at its discretion, unless otherwise expressly stated in this Agreement; for the avoidance of doubt, no licenses are granted to the GPS Applications and Deliverables other than for the purpose of manufacturing one or more Products, and SKYWORKS shall not transfer any license rights in the Products, GPS Applications, or Deliverables to any Affiliates or businesses of SKYWORKS without the express written authorization of SIRF.

2.3 Proprietary Rights. SKYWORKS acknowledges and agrees to the following: (a) except as expressly provided herein, SIRF retains all rights in and to the SIRF Intellectual Property Rights; (b) title to the SIRF Intellectual Property Rights does not pass to SKYWORKS pursuant to this Agreement; (c) SKYWORK’s rights with respect to the SIRF Intellectual Property Rights will only be that of a licensee; and (d) SKYWORKS has no right, title, or interest in the SIRF Intellectual Property Rights except as expressly provided in this Agreement.

Section 3. Deliverables.

3.1 SIRF shall use commercially reasonable efforts to ensure that all Deliverables shall be made available to SKYWORKS upon the Effective Date. Failure to provide Deliverables to SKYWORKS upon the Effective Date is likely to cause a schedule slip and/or additional costs to SIRF, without further liability to SKYWORKS. SIRF shall be solely responsible for additional costs to the extent such additional costs are caused by the failure to provide the Deliverables.

3.2 If by no fault of SKYWORKS the Deliverables, as first provided, become unavailable for SKYWORK’s use under this Agreement, then SIRF shall be solely responsible for providing substitute deliverables, and will reimburse reasonable costs incurred by SKYWORKS in transitioning to the substitute deliverables.

3.3 If SIRF requests additional capacity or materially increases delivery requirements for the Products, and the Deliverables are unable to meet the new capacity or delivery requirements, then SIRF will reimburse reasonable costs incurred by SKYWORKS for additional fixtures, handler kits, software modifications, or other tools and services needed to meet the new capacity or delivery requirements.

Section 4. Purchase of Product(s).

4.1 Purchase. SIRF shall not construe this Agreement as an order for purchase of Product(s). Except for obligations to place purchase orders as described in Section 7 of this Agreement, SIRF is under no obligation to place purchase orders for any quantity of Product(s). Likewise, this Agreement shall not be construed as an offer by SKYWORKS to sell any quantity of Product(s). SKYWORKS shall be under no obligation to accept any purchase orders.

4.2 Purchase Order Terms Excluded. This Agreement shall govern all orders of Product(s) by SIRF and shall supersede any conflicting or inconsistent terms on any SIRF purchase order(s) or confirmations. No additions or modifications are effective unless accepted by SKYWORKS in writing. All other terms in the purchase order and confirmation are expressly rejected

4.3 Taxes. Prices do not include sales, use, excise value-added or other taxes or duties. All taxes and duties in effect or levied which are applicable to SIRF’s purchases shall be paid by SIRF.

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4.4 Prices. Product price lists are set forth in Schedule B, attached hereto and incorporated herein. All prices are stated in U.S. dollars.

4.5 Minimum Buy Quantities. SIRF acknowledges that certain Product(s) offered by SKYWORKS and contained in SKYWORKS’ price lists are subject to minimum buy quantities, as set forth in Schedule B.

4.6 End of Life Requirements. SKYWORKS reserves the right to discontinue manufacture of any Product (“End of Life Product”). Any Product designated as an End of Life Product will be identified to SIRF in writing at least one (1) year in advance of the latest possible purchase date. SIRF acknowledges that orders placed for End of Life Products are non-cancelable and non-returnable and cannot be rescheduled, except with respect to nonconforming product in which case the warranty provisions of Section 10 will apply.

Section 5. Terms of Payment.

Unless otherwise agreed in writing, payment terms are cash, certified check, C.O.D., or irrevocable Letter of Credit (L/C), U.S. dollars, without right of setoff. No discounts are authorized. Subject to SKYWORKS’ approval of SIRF’S credit, payment is due thirty (30) days from date of invoice. All sales are subject to prior approval of SKYWORKS’ Credit Department. The amount of credit or terms of payment may be changed by SKYWORKS at any time for any reason. Pro rata invoices will issue with respect to partial shipments. If shipment of the Product is delayed by SIRF, payment is due on the date SKYWORKS is prepared to make shipment, and products held for COMPANY shall be at the risk and expense of SIRF. Failure to make payment within ten (10) days of demand by SKYWORKS, shall, at SKYWORKS’ option, constitute repudiation of any outstanding orders, in which event SKYWORKS shall be entitled to assert cancellation charges as described in Section 8.1 below. Except as otherwise instructed in writing, payments shall be made to SKYWORKS’ invoice address and each payment advice must reference the appropriate SKYWORKS’ invoice.

Section 6. Shipment, Packing and Delivery.

6.1 Terms of Shipment. All shipments arc F.O.B. Origin for delivery to U.S. locations, and e.x.w. SKYWORKS’ point of shipment for all other shipments, except as otherwise expressly agreed in writing by SKYWORKS. SIRF assumes title and risk of loss and damage upon SKYWORKS’ shipment of Product(s). For Products assembled and tested in Mexico, however, shipments arc F.O.B. Calexico, California U.S.A. Except as otherwise agreed in writing, transportation charges shall be pre-paid by SKYWORKS and billed to and paid by SIRF. Shipping dates are approximate and subject to SKYWORKS’ lead times. Products delivered more than thirty (30) days before scheduled date(s) may be returned to SKYWORKS. Unless otherwise agreed to in writing, Products shall be shipped via the common carrier shipper specified in the SIRF purchase order. SIRF reserves the right to return any Product to SKYWORKS that is shipped to SIRF (10) business days earlier than the SIRF requested date. SKYWORKS agrees to update SIRF on a quarterly basis regarding lead time projections.

6.2 Selection of Carrier. SKYWORKS will ship the Product(s) via carriers designated by SIRF. SKYWORKS shall not be responsible for any delays resulting from any failure or delay in SIRF’s designation of a carrier. In the absence of written instructions from SIRF, SKYWORKS may select any carrier qualified to SKYWORKS standards for shipment of similar commodities.

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6.3 Packing, Marking, Documentation. SKYWORKS will handle, pack, mark and ship the Product(s) in accordance with SKYWORKS’ standards for similar commodities and any reasonable packing and labeling specifications requested by SIRF that can be reasonably accommodated, including but not limited to marking the Product(s) and packaging with the country of origin for each Product as required for customs clearance. SIRF shall reimburse SKYWORKS for any additional cost associated with SIRF’s packing and labeling specifications provided that SIRF has granted prior written approval of these additional costs. SKYWORKS agrees to mark country of origin on all brick cartons and shipping cartons and agrees to include packing lists in each shipment that provides at least the following information: purchase order number, part number, lot number, date code, and quantity.

6.4 Delivery and Shipment Date. Delivery date stated represents SKYWORKS’ best estimate of when the products will be shipped. If for any reason SKYWORKS is unable to make complete delivery on the agreed upon delivery date, SKYWORKS shall promptly notify SIRF as soon as the delay becomes unavoidable, but no less than a minimum of ten (10) days in advance of the agreed upon delivery date, and shall state the date on which the delivery can be made. SKYWORKS may make deliveries in installments with appropriate partial invoicing issued therefor. If only a portion of Products are available to meet the specified delivery date, SKYWORKS may make partial shipments. SIRF may return any unauthorized under-shipment or over-shipment within ten (10) days after receipt of shipment, at SKYWORKS’ expense and risk without charge to SIRF. SKYWORKS may make deliveries in installments with appropriate partial invoicing issued therefor. SKYWORKS is not liable for losses or added costs due to delivery delays.

6.5 Security. SKYWORKS retains a security interest in all Products until full payment for Product has been made; SIRF agrees to do all acts necessary to maintain SKYWORKS’ security interest. SIRF hereby agrees to execute any reasonable financing statements under the Uniform Commercial Code and any appropriate amendments thereto which SKYWORKS deems necessary to protect SKYWORKS’ interest in the Products.

Section 7. Forecasts and Purchase Orders.

7.1 Forecasts. By the fifteenth (15th) of each month, or if the fifteenth does not fall on a business day, by the next business day after the fifteenth, SIRF will provide SKYWORKS with a Product rolling forecast specifying Product volumes by month for the following twelve (12) months (“Forecast”). Subject to the placement of a purchase order, except for the first three (3) months of the Forecast which shall be 100% binding on SIRF as further described in Section 7.2 below, the monthly rolling forecast will be for general forecasting purposes only and non-binding. Unless otherwise mutually agreed, no obligations to accept Product orders shall continue past the Term of this Agreement.

7.2 Purchase Orders. SIRF may initiate purchase orders by fax (or by e-mail, if available). SKYWORKS shall accept or reject any purchase orders within fifteen (15) business days of SKYWORKS’ receipt of the purchase order. Subject to acceptance of a SIRF purchase order delivery date, SIRF shall provide purchase orders for the first three (3) months of the Forecast at least 12 weeks prior to delivery. Should SKYWORKS fail to accept or reject the purchase order SIRF in such period, the purchase order shall be deemed accepted. If a purchase order(s) is deemed accepted due to SKYWORK’S failure to affirmatively accept or reject it, then SIRF shall confirm the accepted purchase order(s) that have been deemed accepted in writing within two (2) weeks of acceptance.

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Section 8. Cancellations, Reschedules and Product Returns.

8.1 Cancellations. Orders for Products specifically manufactured for SIRF may not be cancelled within ninety (90) days of the scheduled delivery date. In the event SKYWORKS permits cancellation of any order, (a) SIRF must accept delivery of, and pay for at the agreed upon price(s), all Products which arc substantially manufactured and allocable to the order; and (b) COMPANY must pay all SKYWORKS’ direct and indirect costs relative to all other Products, components and work-in-process allocable to the order. Such costs will include but not be limited to the costs of canceling the order, segregating materials, preparing cancellation claims, etc.

8.2 Reschedules. SKYWORKS will, on a one-time only basis, and at no charge to the SIRF, reschedule purchase order(s) or purchase order line item(s) for Products that are scheduled for delivery less than ninety (90) days from SIRF’s written request, to a reschedule date not to exceed sixty (60) days from the original scheduled delivery date. Except at SKYWORKS’ option, in no event may any order be rescheduled earlier than the SKYWORKS’ then current lead-time. If any purchase order or purchase order line item previously rescheduled in accordance with this Section 8.2, is rescheduled a second time, as authorized by SiRF’s Chief Financial Officer, SIRF acknowledges that the entire purchase order or purchase order line item is subject to, at SKYWORKS’ discretion, (1) a rescheduling fee not to exceed 25% of the rescheduled purchase order and/or purchase order line item, or (2) cancellation by SKYWORKS.

8.3 Product Returns. Products may not be returned without SKYWORKS’ consent. SIRF shall request and obtain SKYWORKS’ written Return Material Authorization (“RMA”) before returning Products of any type, including warranty repair returns; all return documentation must contain SKYWORKS’ return authorization identification number. SKYWORKS will refuse returned shipments not approved by SKYWORKS, or not properly identified. The request for return approval must include serial number, part number, lot number and date code, when possible, full identification of Products to be returned, and explanation for the return request. Proper handling procedures must be used in the packing and shipping of all returned Products. Products must be returned in the same or equivalent container in which they were shipped with the RMA number clearly visible on the package. SIRF retains title to Products returned for repair.

Section 10. Warranties and Representations.

10.1 Warranty. Skyworks warrants that the Products furnished under this Agreement shall, at time of shipment by SKYWORKS to SIRF or its Customer, (a) meet the Test Program Specification as approved by SiRF and set forth in Schedule A and (b) be free of material defects in material and workmanship. The warranty will be valid for a period of one (1) year from such shipment of the Product. Unless provided otherwise, samples, prototypes lots and/or pre-production runs do not create or imply any warranties.

10.2 Remedies. SKYWORKS’ warranty obligation is limited to, at SKYWORKS’ option, replacement of or granting SIRF credit at the invoiced price for any defective Product returned to SKYWORKS’ designated location within one (1) year from the date of Product delivery. Transportation charges on any Product returned from SIRF to SKYWORKS shall be at SIRF’s expense, and on any Product returned from SKYWORKS to SIRF shall be at SKYWORKS’ expense.

10.3 Exclusions. This warranty shall not apply to any Product which has been repaired, or altered or which has been damaged such that SKYWORKS is unable to verify the defect with its normal

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test equipment, or which has been subjected to abuse (including without limitation electrostatic discharge), or improper (i) handling, (ii) installation, (iii) maintenance, (iv) removal, (v) modification or (vi) use. SKYWORKS’ warranty shall not be enlarged, and no obligation or liability shall arise out of SKYWORKS’ rendering of technical advice, facilities or service in connection with SiRF’s order or the Products furnished.

10.4 Both Parties warrants that, as of the Effective Date, each has full corporate power and authority to enter into and perform its obligations under this Agreement.

10.5 SIRF warrants it owns, or is licensed to make, have made, use, sell, offer for sale, reproduce and display, import, modify, have modified, improve, have improved, export and otherwise distribute and dispose Product, GPS Applications and Deliverables (including the right to grant sublicenses thereto) as set forth in this Agreement. SiRFs warranty of ownership or right to license as to the Products, GPS Applications, and Deliverables is conditioned and based upon clear title to assets contributed by Conexant Systems, Inc. to SIRF, since SIRF understands that the Products, Deliverables and GPS Applications were initially owned or licensed by Conexant Systems, Inc.

10.6 SIRF warrants it has the right to grant the licenses set forth in Section 2 herein.

10.7 SIRF warrants no further licenses are required to (i) make use of the licenses granted in Section 2 above and (ii) for SKYWORKS to manufacture and distribute the Product, GPS Applications and use the Deliverables.

10.8 SIRF warrants that, as of the date of Effective Date, SIRF has no knowledge that the Products, GPS Applications and Deliverables infringe any Intellectual Property Rights of any third party.

10.9 SIRF warrants that, as of the Effective Date, the Products, GPS Applications, and Deliverables will be in substantially the same form and have substantially the same content as used by SIRF for manufacture and sale of the Products as existed prior to the Effective Date of this Agreement.

Section 11. Limitation of Liability.

EXCEPT AS TO INDEMNIFICATION SET FORTH IN SECTION 12, TO THE EXTENT PERMITTED BY APPLICABLE LAW, THE LIABILITY OF EITHER PARTY, WHETHER UNDER CLAIMS OF WARRANTY, NEGLIGENCE OR OTHERWISE, SHALL NOT EXCEED THE PRICE PAID FOR THE PRODUCTS DURING TWELVE (12) MONTHS PRIOR TO INSTITUTION OF ANY CLAIM. EXCEPT FOR BREACH OF SECTIONS 2,14.15.2, AND 15.5, AND INDEMNIFICATION UNDER SECTION 12, UPON EXPIRATION OF THE WARRANTY PERIOD ALL LIABILITY SHALL TERMINATE. EXCEPT AS TO INDEMNIFICATION SET FORTH IN SECTION 12, NEITHER PARTY NOR ITS RESPECTIVE SUPPLIERS SHALL BE LIABLE FOR ANY INDIRECT, INCIDENTAL, SPECIAL, REMOTE CONSEQUENTIAL OR PUNITIVE DAMAGES, SUCH AS, BUT NOT LIMITED TO, LOST PROFITS, SAVINGS, OR REVENUES, HOWEVER ARISING FROM OR CAUSED, DIRECTLY OR INDIRECTLY, BY THE MAKING, SELLING, IMPORTING, EXPORTING OR USING GPS APPLICATIONS, DELIVERABLES, AND PRODUCTS (AS DEFINED) BY EITHER PARTY OR ANY DOWNSTREAM ENTITY OR PERSON, OR BY THE PERFORMANCE OR FAILURE OF EITHER PARTY TO PERFORM UNDER THIS AGREEMENT, OR BY ANY OTHER ACT OR OMISSION OF EITHER PARTY, OR BY ANY OTHER CAUSE.

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Section 12. Indemnification.

SIRF will defend, indemnify and settle any proceeding brought against the SKYWORKS based on any claim, proceeding or action (“Claim”) that the Products, GPS Applications and/or Deliverables, including any modifications or improvements thereto, infringe any third party Intellectual Property Rights, provided SIRF is notified promptly in writing, not more than sixty (60) days after SKYWORKS receives notice of the proceeding, and given full authority, information and assistance (at SIRF’s expense) for the defense of such Claim. If Skyworks fails to provide notice within the 60 day period, and SiRF is prejudiced by such failure to notify, then Skyworks shall bear the additional cost actually incurred by SiRF due to the delay. SIRF will pay all damages and costs incurred by SKYWORKS in association with such Claim as the damages and costs become obligations to Skyworks, including reasonable attorney fees incurred as a result of such Claim. If the Product, GPS Applications and/or Deliverables are deemed or believed to infringe and its use is enjoined, SIRF will at its option and expense, either arrange for SKYWORKS the right to continue using and manufacturing the Product, GPS Applications and/or Deliverables, or SIRF shall replace or modify the Product, GPS Applications and/or Deliverables so as to make the Product, GPS Applications and/or Deliverables commercially substantially equal but non-infringing. Notwithstanding the foregoing, SIRF will have no obligation to indemnify SKYWORKS for any Claim arising out of any of the following circumstances: (a) unauthorized use of the Products, Deliverables, or GPS Applications in any way by SKYWORKS or any third party working on behalf of SKYWORKS, if the Claim would not have arisen but for such unauthorized use; (b) unauthorized modifications or alterations of the Products, Deliverables, or GPS Applications in any way by SKYWORKS or any third party working on behalf of SKYWORKS, if the Claim would not have occurred but for such modification or alteration; (c) unauthorized combinations of the Products, Deliverables, or GPS Applications with another component by SKYWORKS or any third party, working on behalf of SKYWORKS, if the Claim would not have occurred but for such combination; or (d) the SKYWORKS manufacturing process.

Section 13. Term and Termination.

13.1 Term. This Agreement shall be effective from the Effective Date until March 21, 2005 (the “Term”); however, upon mutual agreement, SIRF may renew the Agreement for a mutually agreeable term.

13.3 Termination For Cause. Either Party may terminate this Agreement for cause: (i) if the other Party is in material breach or default of any representation, warranty, covenant or agreement hereunder, which breach or default is not cured within thirty (30) days of written notice; (ii) if the other Party becomes insolvent, upon thirty (30) days’ written notice; or (iii) if the other Party becomes the subject of any proceeding under any bankruptcy, insolvency or liquidation law, whether domestic or foreign and whether voluntary or involuntary, which is not resolved favorably within sixty (60) days of commencement thereof.

13.4 Effect of Termination. In the event of termination or expiration of this Agreement, SIRF’s payment obligations to SKYWORKS, which exist at the time of termination, shall continue, except in the event that SIRF terminates this Agreement as a result of SKYWORKS’ material breach. SKYWORKS agrees that upon termination or expiration, except termination by SKYWORKS for cause, SKYWORKS shall deliver to SIRF all Products for which SIRF has paid for. In the event of termination by SKYWORKS for cause, SKYWORKS may cancel outstanding orders and assert cancellation charges as described in Section 8.1 above.

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13.5 Survival. The following Sections of this Agreement shall survive the expiration or termination of this Agreement: Section 5 (Terms of Payment); Sections 10.4, 10.5, 10.6, 10.7, 10.8, 10.9 (Warranties) Section 11(Limitation of Liability); Section 12 (Indemnification) Section 13.4 (Effect of Termination); Section 13.5 (Survival); Section 14 (Confidentiality); and Section 15 (General).

Section 14. Confidential Information.

All disclosures of information pursuant to this Agreement shall be subject to the terms and conditions of the Standard Non-Disclosure Agreement No. 03SKY-SNDA0064 (“NDA”) between SKYWORKS and SIRF dated January 22, 2003, which is incorporated herein by this reference. SKYWORKS agrees to engage in non-disclosure agreements with its third-party foundaries under terms no less restrictive than the NDA executed with SIRF.

Section 15. General.

15.1 Disputes. Any dispute, controversy or claim arising out of or relating to this Agreement, or the interpretation, breach, termination or validity hereof, shall be resolved through friendly consultation. Such consultation shall begin immediately after one Party has delivered to the other Party a written request for such consultation. If after thirty (30) days the Parties are unable to resolve the dispute through as described in this Section, the Parties hereto agree to attempt in good faith to settle the dispute by mediation to take place in at Orange County, California. Either Party shall initiate the mediation by so requesting in a writing such initiation which shall be delivered to the other Party. Within ten (10) calendar days of request receipt, the Parties hereto shall confer for the purpose of selecting a mutually agreeable mediator to be appointed from the Judicial Arbitration and Mediation Services (JAMS). If the Parties hereto have not been able to agree upon a mediator within twenty (20) calendar days of the request for mediation, or if mediation is unsuccessful, either Party may request that JAMS appoint an arbitrator. The arbitration shall take place at Orange County, California. Judgment on an award rendered by the arbitrator may be entered in any court having competent jurisdiction. Notwithstanding the foregoing, either Party may apply to any court of competent jurisdiction for preliminary or interim equitable relief, or to compel arbitration in accordance with this Section, without breach of this provision. All mediation and arbitration proceedings shall be conducted in the English language. Each Party shall be responsible for its own mediation and arbitration costs. Each Party shall cooperate with the other in making full disclosure of and providing complete access to all information and documents reasonably requested by the other Party in connection with such proceedings, subject only to any confidentiality obligations binding on such Party.

15.2 Assignment. This Agreement may not be assigned in whole or in part by either Party without the prior written consent of the other Party, and any such assignments shall be null and void.

15.3 Governing Law and Venue. This Agreement will be governed by and construed in accordance with the applicable federal laws of the United States and the laws of the State of California, excluding conflicts of law principles. If any action is brought by SKYWORKS, each Party consents to the exclusive jurisdiction and venue of the state and federal courts sitting in Orange County, California, and if any action is brought by SIRF, each Party consents to the exclusive jurisdiction and venue of the state and federal courts sitting in Santa Clara County, California.

15.4 Notices. All notices and requests in connection with this Agreement shall written in the English language and shall be deemed given as of the day they are received either by facsimile,

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messenger, delivery service, or in the United States of America mails, postage prepaid, certified or registered, return receipt requested, and addressed as follows:

To SKYWORKS: Skyworks Systems, Inc. 5241 California Avenue Irvine, CA 92619-7095 Attention: Robert Brunner Fax: (949) 231-3685	with a copy to: Skyworks Systems, Inc. 5241 California Avenue Irvine, CA 92619-7095 Attention: Legal Department Fax: (949) 231-3206
To SiRF: SiRF Technology, Inc. 148 East Brokaw Road San Jose, CA 95122 Attention: Walter Amaral, CFO Fax: (408) 467-0420	with a copy to: SiRF Technology, Inc. 148 East Brokaw Road San Jose, CA 95122 Attention: Legal Department Fax: (408) 467-0420

15.5 Export Control. SIRF agrees not to sell or deliver the Products manufactured on behalf of SIRF by SKYWORKS to those persons, entities, or nations to which delivery would be forbidden under U.S. law/regulations pertaining thereto.

15.6 Life Support Policy. SIRF understands that the Products are not designed, intended, authorized or warranted to be suitable for use in life support applications, devices or systems. SiRF warrants that it has no knowledge of uses or sales of the purchased Products for life support applications, and further agrees to, without limitation, defend, indemnify, and hold harmless SKYWORKS as the manufacturer and its agents from and against any and all actions, suits, proceedings, costs, expenses, damages, and liabilities including attorney’s fees arising out of or in connection with SiRF’s breach of this Section.

15.7 Government Contract Provisions and Clauses. In the event any Product purchased hereunder is incorporated into a product sold under a United States Government Contract, the Government clauses required to be passed on to the SKYWORKS are not accepted. Except as otherwise provided in writing, SKYWORKS’ commercial terms in lieu of any government contract and/or subcontract requirements shall apply.

15.8 Independent Contractors. The Parties are independent contractors, and nothing in this Agreement shall be construed as creating an employer-employee relationship, a partnership, or a joint venture between the Parties. Neither Party has any authority to assume or create obligations or liability of any kind on behalf of the other.

15.9 Severability. If any provision of this Agreement is determined by a court of competent jurisdiction to be invalid or unenforceable under any applicable law, then such provision shall be deemed modified to the extent necessary in order to render such provision valid and enforceable; if such provision may not be so saved, it shall be severed and the remainder of this Agreement shall remain in full force and effect.

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15.10 Language. This Agreement is executed in the English language only and shall be interpreted according to the plain meaning of its terms. Any translation of this Agreement into a language other than English shall be for reference only and shall not affect the interpretation hereof.

15.11 Modification; Wavier. This Agreement shall not be modified except by an agreement written in the English language, dated subsequent to the date of this Agreement and signed on behalf of SKYWORKS and SIRF by their respective duly authorized representatives. No waiver of any breach of any provision of this Agreement shall constitute a waiver of any prior, concurrent or subsequent breach of the same or any other provisions hereof, and no waiver shall be effective unless made in writing and signed by an authorized representative of the waiving Party.

15.12 Entire Agreement. This Agreement, including Schedules A and B, constitutes the entire agreement between the Parties and supersedes all prior and contemporaneous agreements or communications with respect to the subject matter hereof, and all prior and contemporaneous understandings, representations and agreements of the Parties, whether oral or written, with respect to the subject of this Agreement are superseded in their entirety. This Agreement may not be supplemented, modified, amended, released, or discharged except by an instrument in writing signed by each Party’s duly authorized representative. This Agreement shall supersede in its entirety any terms and conditions sheet, purchase order, confirmation, or other documentation issued by either Party, and all such terms and conditions sheets, purchase orders, confirmations, or other documentation are subject to acceptance by both Parties. In no event will any additional terms and conditions on a purchase order, confirmation, or other documentation be effective unless expressly accepted by each Party in a signed writing.

15.13 Force Majeure. SKYWORKS shall not be liable in damages for failure to deliver or for delay in delivery arising out of causes beyond its reasonable control including, but not limited to, acts of God or of the public enemy, acts of any Governmental authority, fires, floods, unusually severe weather, epidemics, quarantine restrictions, strikes, labor disputes or shortages of labor, freight embargoes, or inability to secure necessary parts and materials. In the event that SKYWORKS’ delay or nonperformance hereto continues for a period of six (6) weeks due to reasons of Force Majeure, or if the same reason of Force Majeure cumulatively exceeds a period of six (6) weeks, then SIRF shall have the right to terminate this Agreement with immediate effect without liability with respect to such termination.

15.14 Schedules. The following Schedules are made a part of this Agreement:

Schedule A—Product(s)

Schedule B—Prices & Quantities

15.15 Captions. Paragraph titles or captions contained herein arc inserted only as a matter of convenience and for reference.

15.16 Drafter. No Party shall be deemed the drafter of this Agreement (or its Schedules), which Agreement will be deemed to have been jointly prepared by the Parties. If this Agreement is ever construed, whether by a court or by an arbitrator, such court or arbitrator will not construe this Agreement or any provision hereof against any Party as drafter.

15.17 Counterparts. This Agreement may be executed in two (2) or more counterparts and by exchange of signed counterparts transmitted by facsimile, each of which will be considered as an original, but all of which, taken together, are to be regarded as one and the same instrument.

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IN WITNESS WHEREOF, the Parties hereto have executed this Purchase and License Agreement as of the last date indicated below to be effective as of the Effective Date.

SKYWORKS SOLUTIONS, INC.			SIRF TECHNOLOGY, INC.

By:	/s/ Kevin Barber	/s/ illegible	By:	/s/ Walter D. Amaral

Name:	Kevin Barber	illegible	Name:	Walter D. Amaral

Title:	SVP Operation	VP-RF systems	Title:	Sr. VP & CFO

Date:	2/10/03		Date:	1/28/2003

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SCHEDULE A

PRODUCT(S)

PARTS:

Part Number/Chipset	Designation/Name	Test Program Specification
R6732-13	Gemini/Pisces	SYN-SPEC-R6732 Rev Q
CX74051-11	RF1A	H84-SPEC-74051 Rev B
11577-11	Scorpio TQFP	TXX-SPEC-T11577 Rev J
11577-12	Scorpio BGA	TXX-SPEC-T11577 Rev J
11577-11/R6732-13	Scorpio TQFP Gemini/Pisces	N/A
11577-11/CX74051	Scorpio TQFP RF1A	N/A

SERVICES:

Product, Test, Failure And Reliability Engineering Support

During the term of the Agreement, SKYWORKS shall supply SIRF, or customers of SIRF, with appropriate levels of Product, test failure and reliability engineering support, as mutually agreed.

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SCHEDULE B

PRICES & QUANTITIES

PARTS:

Part Number/Chipset	Designation/Name	SKYWORKS Price	Quantities
R6732-13	Gemini/Pisces	$4.90
CX74051-11	RF1A	$2.19
11577-11	Scorpio TQFP	$5.90
11577-12	Scorpio BGA	$7.50
11577-11/R6732-13	Scorpio TQFP Gemini/Pisces	$10.80
11577-11/CX74051	Scorpio TQFP RF1A	$8.09

SERVICES:

Product, Test, Failure And Reliability Engineering Support

During the term of the Agreement, SIRF shall reimburse SKYWORKS for any Product, test, failure and reliability engineering support required by SiRF, or customers of SIRF so long as there is express written authorization by SIRF prior to the rendering of such support as to the kind of support and the amounts or rates to be paid.

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